SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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NABI BIOPHARMACEUTICALS

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12276 Wilkins Avenue

Rockville, Maryland 20852

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 7, 2008

The annual meeting of stockholders (the “Annual Meeting”) of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), will be held at 10:00 a.m. on Wednesday, May 7, 2008, at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, for the following purposes:

1.	To elect a Board of Directors;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2008; and

3.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 12, 2008 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by submitting a proxy as soon as possible. Stockholders entitled to vote at the Annual Meeting may submit a proxy by mail, telephone, or the Internet, as provided by the enclosed proxy card.

By Order of the Board of Directors,

Constantine Alexander
Secretary

April 7, 2008

12276 Wilkins Avenue

Rockville, Maryland 20852

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), from holders of the Company’s common stock, par value $.10 per share (the “Common Stock”), for the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Wednesday, May 7, 2008.

The Company’s principal executive offices are located at 12276 Wilkins Avenue, Rockville, Maryland 20852. The Company first mailed this proxy statement to stockholders on or about April 7, 2008.

VOTING AT THE ANNUAL MEETING

Stockholders of record at the close of business on March 12, 2008 are entitled to notice of and to vote at the Annual Meeting. As of March 12, 2008, 51,817,252 shares of Common Stock were outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. The holders of issued and outstanding shares of Common Stock that represent a majority of the votes entitled to be cast at the Annual Meeting, present in person or represented by proxy, will constitute a quorum. Directions to withhold authority, abstentions, and broker non-votes, if any, will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Broker non-votes occur when a broker or other nominee that holds shares for a beneficial owner does not vote on a proposal because the broker or other nominee does not have discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner.

Stockholders are entitled to one vote per share on all matters that properly come before the Annual Meeting. Stockholders of record may vote by signing, dating, and mailing the enclosed proxy card, by calling the toll-free number listed on the enclosed proxy card, or by accessing the Internet website listed on the enclosed proxy card. If your shares are held in the name of a bank or broker, then you may vote by following the instructions that you receive from your bank or broker. Voting by proxy will not limit your right to attend the Annual Meeting and vote in person. If your shares are held in the name of a bank or broker, however, you must obtain a legal proxy from the bank or broker to attend the Annual Meeting and vote in person.

Each proxy that is properly received before the Annual Meeting will be exercised in accordance with the specified voting instructions. If no voting instructions are specified, then the shares represented by the proxy will be voted (i) for the election of the director nominees named in this proxy statement and (ii) for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2008. You may revoke your proxy before it is exercised by submitting another proxy with a subsequent date, by delivering a written notice of revocation to the Secretary of the Company, in care of Greg Fries, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, or by attending the Annual Meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by-laws provide that it shall have one or more directors, the number of directors to be determined from time to time by vote of a majority of directors then in office. Pursuant to the Company’s by-laws, the size of the Board has been fixed at ten directors. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named in this proxy statement. All of the nominees named in this proxy statement are currently serving as directors of the Company.

Vote Required

A plurality of votes cast will be required to elect each director nominee. Directions to withhold authority and broker non-votes will have no effect on the election of directors. Your proxy will confer discretionary authority to vote on the election of any person to serve as a director if a nominee named in this proxy statement is unable to serve or for good cause will not serve. The Board of Directors has no reason to believe that any director nominee will be unable or unwilling to serve, if elected.

Director Nominees

Each of the following directors has been nominated for election at the Annual Meeting.

Jason M. Aryeh, age 39, has been a director of the Company since 2006. He is the founder and general partner of JALAA Equities, LP, a private hedge fund formed in 1996 with a focus on biotechnology and specialty pharmaceutical companies. Mr. Aryeh also serves on the board of directors of Ligand Pharmaceuticals.

David L. Castaldi, age 68, has been a director of the Company since 1994. Since 1994, he has been an independent consultant to the life science industry. Mr. Castaldi founded Cadent Medical Corp., a medical device company that was sold to Cardia Science, Inc. While at Cadent, Mr. Castaldi served as Chairman of the Board from 1996 to 2001 and as Chief Executive Officer from 1998 to 1999. Previously, Mr. Castaldi was founder and Chief Executive Officer of BioSurface Technology, Inc., a Nasdaq-listed biotechnology company sold to Genzyme Corporation, and President of the worldwide protein-based pharmaceuticals division of Baxter International. Mr. Castaldi serves on the boards of directors of four privately-held biopharmaceutical and medical device companies.

Geoffrey F. Cox, Ph.D., age 64, has been a director of the Company since 2000 and has served as non-executive Chairman of the Board of Directors of the Company since February 2007. He has been Chairman, President and Chief Executive Officer of GTC Biotherapeutics, Inc., a biopharmaceutical company, since 2001. From 1997 to 2001, he was Chairman of the Board and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. From 1984 to 1997, he was employed by Genzyme Corporation, a biotechnology company, last serving as its Executive Vice President, Operations. Dr. Cox also serves on the board of directors of GTC Biotherapeutics, Inc. and on the board of directors of the Biotechnology Industry Organization and the Massachusetts Biotechnology Council.

Peter B. Davis, age 61, has been a director of the Company since 2006. He is currently an independent consultant. He served as Vice President Finance and Chief Financial Officer of XOMA Ltd., a biotechnology company, from 1994 to his retirement in June 2005. From 1991 to 1994 he served as Vice President Financial Operations for the Ares Serono Group, a global pharmaceutical company. From 1988 to 1991, he was Vice President, Chief Financial Officer of Akzo America Inc., a subsidiary of a diversified Dutch chemical company. From 1985 to 1988, he was Controller-International Division of Stauffer Chemical Corporation, and from 1972 to 1985, he was employed by PepsiCo Inc., last serving as Division Finance Director of Pepsi-Cola International.

Raafat Fahim, Ph.D., age 54, President, Chief Executive Officer and a director of the Company since January 2008. From July 2007 to January 2008, Dr. Fahim served as Senior Vice President, Research, Technical and Production Operations of the Company and Chief Operating Officer and General Manager of the Biologics strategic business unit. From March 2003 to July 2007, Dr. Fahim served as Senior Vice President, Research, Technical and Production Operations of the Company. From 2002 to 2003, Dr. Fahim was an independent consultant, working with Aventis Pasteur and other companies worldwide on projects that included manufacturing, process improvement, quality operations and regulatory issues. From 2001 to 2002, he served as President and Chief Operating Officer of Lorus Therapeutics, Inc., a biopharmaceutical company. From 1987 to 2001, Dr. Fahim was employed by Aventis Pasteur, a vaccine company. During his employment with Aventis Pasteur, Dr. Fahim held the positions of Vice President, Industrial Operations, Vice President, Development, Quality Operations and Manufacturing, Director of Product Development, and head of bacterial vaccines research/research scientist.

Richard A. Harvey, Jr., age 58, has been a director of the Company since 1992. He has been President of Stonebridge Associates, LLC, an investment banking firm, since 1996.

Leslie Hudson, Ph.D., age 61, has been a director of the Company since August 2005. Dr. Hudson has been Chief Executive Officer of Avi BioPharma, Inc., a biopharmaceutical company, since February 2008. Dr. Hudson served as the interim President and Chief Executive Officer of the Company from February 2007 to January 2008. Dr. Hudson served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., a biopharmaceutical company, from June 2005 to July 2006 and served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005. From 1995 to 2003 he served in several positions at Pharmacia Corp., a pharmaceutical company, including senior vice president of research and exploratory development, senior vice president of emerging technology and commercial development and general manager and group vice president of ophthalmology. From 1988 to 1994, he worked at GlaxoWellcome (now GlaxoSmithKline plc), a pharmaceutical company, in several senior research positions including head of cancer, metabolic and hyperproliferative disease and vice president for discovery research, in which he headed the company’s genomics program.

Linda Jenckes, age 60, has been a director of the Company since 1997. She has been President of Linda Jenckes & Associates, a government relations consulting firm that she founded, since 1995. Ms. Jenckes also serves on the boards of directors of the National Multiple Sclerosis Society and the National Polycystic Kidney Disease Research Foundation.

Timothy P. Lynch, age 38, has been a director of the Company since 2006. He has been President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a start-up specialty pharmaceuticals company, since August 2006 when the company was incorporated. From October 2005 to July 2006, Mr. Lynch was a self-employed consultant and was focused on the formation of NeuroStat. From June 2005 to September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a venture-backed specialty pharmaceuticals start-up. From October 2002 to June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a biopharmaceutical company focusing on endocrine health. From 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology.

Stephen G. Sudovar, age 61, has been a director of the Company since 2002. He currently serves as President and Chief Executive Officer of SGS Associates, a management consulting firm. From 1999 to 2005, Mr. Sudovar served as President and Chief Executive Officer of EluSys Therapeutics, Inc., a biotechnology company. From 1988 to August 1999, he was employed by Roche Laboratories, a division of F. Hoffmann-La Roche Ltd, a global healthcare company, last serving as its President. Mr. Sudovar also serves on the board of directors of Aastrom Biosciences, Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

CORPORATE GOVERNANCE

Board of Directors

The Board has determined that Messrs. Aryeh, Castaldi, Davis, Harvey, Lynch and Sudovar, Dr. Cox and Ms. Jenckes are independent directors, as defined under the Nasdaq Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the Nasdaq Marketplace Rules; all of the Compensation Committee members are independent, as independence for compensation committee members is defined under the Nasdaq Marketplace Rules; and all of the Nominating and Governance Committee members are independent, as independence for nominating committee members is defined under the Nasdaq Marketplace Rules. Dr. Cox serves as non-executive Chairman of the Board. There are no family relationships among any of the directors or executive officers of the Company.

The Board of Directors met 16 times in 2007. During 2007, each incumbent director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period for which he or she has been a director and (ii) all meetings of all committees of the Board on which he served that were held during the periods that he or she served as a member of such committees.

Standing Committees of the Board

The Board of Directors of the Company has formed four standing committees, which are discussed below.

1.	The Audit Committee currently consists of Messrs. Castaldi (Chairman), Davis and Lynch, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the amended charter is available on the Company’s website at http://www.nabi.com. All of the Audit Committee members are able to read and understand fundamental financial statements. The Board of Directors has determined that each of Messrs. Castaldi, Davis and Lynch is an audit committee financial expert, as defined under the federal securities laws. The Audit Committee met seven times in 2007.

2.	The Compensation Committee currently consists of Mr. Harvey (Chairman), Ms. Jenckes and Mr. Sudovar and its function is to assist the Board of Directors in determining and overseeing the compensation practices and policies of the Company. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Compensation Committee met 12 times in 2007.

3.	The Nominating and Governance Committee currently consists of Messrs. Aryeh and Harvey, Ms. Jenckes and Mr. Sudovar (Chairman), and its function is to focus on issues involving the composition and operation of the Board of Directors and its committees, and the development of good corporate governance practices. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Nominating and Governance Committee met four times in 2007.

4.	The Strategic Action Committee currently consists of Messrs. Aryeh, Castaldi, Davis, Harvey and Lynch (Chairman). Its function is principally to explore and consider for recommendation to the Board strategic alternatives for the Company. The Board of Directors has adopted a written charter for the Strategic Action Committee. The Strategic Action Committee met 14 times in 2007.

Director Nomination Process

The Nominating and Governance Committee reviews annually and makes recommendations to the Board of Directors regarding the appropriate qualifications, skills and experience expected of individual Board members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Nominating and Governance Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Committee does not believe that nominees for election to the Board of Directors should be selected through mechanical application of specified criteria. Rather, the Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board of Directors.

The Nominating and Governance Committee intends to identify candidates for election to the Board of Directors through the personal knowledge and experience of the members of the Committee, through third-party recommendations, and, for so long as the Committee believes it appropriate, through a search firm selected by the Committee and compensated by the Company. Candidates will be evaluated based upon their backgrounds and interviews with members of the Board of Directors. The Committee does not plan to evaluate candidates identified by the Committee differently from those recommended by a stockholder or otherwise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of the Company, in care of Greg Fries, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, who will forward the recommendation to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s by-laws with respect to nomination of persons for election to the Board of Directors.

Corporate Governance Principles and Majority Vote in Election of Directors Policy

The Board of Directors of the Company has adopted Corporate Governance Principles to guide the operation of the Board of Directors and its standing committees. The Corporate Governance Principles include a majority vote in election of directors policy that provides that any nominee for director who does not receive a majority of the votes cast in an uncontested election for director must tender his or her resignation as a director of the Company promptly following the meeting of stockholders at which the election occurred. The Nominating and Governance Committee will act on an expedited basis to recommend to the Board whether or not it should accept such resignation and will submit such recommendation for prompt consideration by the Board. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept such resignation. An “uncontested election” occurs if no stockholder nominates one or more candidates to compete with the Board’s nominees in a director election in accordance with the Company’s by-laws, or if stockholders have withdrawn all such nominations by the day before the date the Company mails its notice of meeting to stockholders. A “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude permitted abstentions with respect to that director’s election. A copy of the Corporate Governance Principles is available on the Company’s website at http://www.nabi.com.

Review, Approval or Ratification Transactions with Related Persons

On February 15, 2007, the Board of Directors of the Company amended the charter of the Nominating and Governance Committee of the Board to include a written related party transaction policy. The policy applies to any transaction with a related person that is required to be disclosed in the Company’s SEC filings pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. In general, that rule requires disclosure of any transaction in which the Company is a participant, the aggregate amount involved exceeds $120,000, and any related person has or will have a direct or indirect material interest. A “related person” means any director or executive officer, any nominee for director, any immediate family member of a director or executive officer of the Company or of any nominee for director, or any greater than 5% stockholder of the Company. Related party transactions that are subject to the policy will be referred to the Nominating and Governance Committee for review, approval, ratification or other action. In reviewing related party transactions, the Nominating and Governance Committee of the Board may take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Compensation Committee during the Company’s 2007 fiscal year: Ms. Jenckes, Messrs. Harvey and Sudovar and Drs. Cox and Hudson. During the Company’s 2007 fiscal year, Leslie Hudson, Ph.D., a member of the Compensation Committee, was appointed interim President and Chief Executive Officer of the Company. He subsequently resigned as a member of the a Compensation Committee.

Shareholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board by writing to them, in care of Greg Fries, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, who will forward the communication to the intended director or directors. If a stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company’s policy is to encourage attendance by all directors at annual meetings of stockholders. All nine members of the Board who were directors at the time of last year’s annual meeting attended the annual meeting.

Code of Ethical Conduct

The Company has adopted a Code of Ethical Conduct that comprises a code of ethics, as defined under the federal securities laws. The Code of Ethical Conduct applies to all directors, officers, and employees of the Company. The Code of Ethical Conduct is posted on the Company’s website at http://www.nabi.com.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity securities of the Company are authorized for issuance under the 1990 Equity Incentive Plan, the 1998 Non-Qualified Employee Stock Option Plan, the 2007 Omnibus Equity and Incentive Plan, the Stock Plan for Non-Employee Directors, and the 2000 Employee Stock Purchase Plan and the Jordan Siegel inducement equity award plan.

The following table provides information with respect to the Company’s equity compensation plans as of December 29, 2007.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	4,452,145	$6.98	6,775,806	(1)
Equity compensation plans not approved by security holders	1,751,758	$9.17	—
Total	6,203,903	$7.60	6,775,806

(1)	Includes 484,137 shares available for purchase under the 2000 Employee Stock Purchase Plan, which shares are excluded from column (a).

The 6,203,903 shares of Common Stock that could be obtained under outstanding awards issued under the Company’s equity compensation plans as of December 29, 2007 had a weighted average exercise price of $7.60 and a weighted average term of 3.28 years and excluded 582,793 shares of outstanding unvested restricted stock. As of December 29, 2007, there were 6,291,658 shares remaining to be awarded under the Company’s equity compensation plans other than the 2000 Employee Stock Purchase Plan.

1998 Non-Qualified Employee Stock Option Plan

The Board has adopted the 1998 Non-Qualified Employee Stock Option Plan (the “1998 Stock Option Plan”), which provides for the award of up to 7,400,000 shares of Common Stock in the form of non-qualified stock options. The 1998 Stock Option Plan has not been approved by the Company’s stockholders. The 1998 Stock Option Plan terminated upon stockholder approval at the 2007 Annual Meeting of the 2007 Omnibus Equity and Incentive Plan, except with respect to currently outstanding awards. The number shares remaining available to be awarded in the form of new options under the 1998 Stock Option Plan at the time of its termination became available to be awarded under the shareholder-approved 2007 Omnibus Equity and Incentive Plan.

Persons who received awards under the 1998 Stock Option Plan that remain outstanding include employees, consultants and advisors of the Company who, in the opinion of the Compensation Committee or Board at the time such awards were made, were in a position to make a significant contribution to the success of the Company and its subsidiaries. Directors and officers of the Company were not eligible to receive awards under the 1998 Stock Option Plan.

Options granted under the 1998 Stock Option Plan generally have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options generally become exercisable in four equal annual installments beginning one year after the date of grant. In the event that an optionee’s employment or service with the Company terminates for any reason other than by death, options that are not then exercisable generally terminate immediately, but options that are exercisable on the date that employment or service terminates generally continue to be exercisable for a period of 90 days or such longer period as the Compensation Committee may determine, but in no event beyond the option expiration date.

In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Common Stock are exchanged for securities, cash, or other property of any other business entity or in the event of a liquidation of the Company, then the Compensation Committee may, in its discretion, (i) provide that outstanding options shall be assumed or replaced, (ii) provide that all unexercised options will terminate within a specified period, (iii) provide for a cash payment in exchange for the termination of outstanding options, or (iv) provide that outstanding options shall become exercisable in full immediately prior to such event.

As of December 29, 2007, 1,711,758 shares were subject to outstanding options granted under the 1998 Stock Option Plan, and no shares were available for future grants under the 1998 Stock Option Plan.

As permitted under the Nasdaq Marketplace Rules, as an inducement to Mr. Siegel to join the Company as its Senior Vice President, Finance, Chief Financial Officer and Treasurer, the Company awarded Mr. Siegel an option to purchase 40,000 shares of Common Stock and 60,000 shares of restricted stock outside the stockholder approved 2007 Omnibus Equity and Incentive Plan. The option and restricted stock were not granted under, but are nevertheless subject to, the terms and conditions of the 2007 Omnibus Equity and Incentive Plan. The exercise price of the option is the closing price per share on the grant date. The option will expire on the seventh anniversary of the grant date. and become exercisable in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Siegel’s continued employment. The restricted stock will vest in full on the third anniversary of the grant date, provided that Mr. Siegel is employed by the Company on that date.

2007 OMNIBUS EQUITY AND INCENTIVE PLAN

The Board has adopted the 2007 Omnibus Equity and Incentive Plan (the “2007 Plan”), which provides for the award of up to 10,455,819 shares of Common Stock in the form of non-qualified stock options, restricted stock and other equity and incentive awards. The 2007 Plan amends and restates the Company’s 2000 Equity Incentive Stock Plan. The 2007 Plan also supersedes and replaces the Company’s 1998 Non-Qualified Employee Stock Option Plan and the Company’s 2004 Stock Plan for Non-Employee Directors (the “2004 Directors Plan”) for future awards to the Company’s employees, consultants and directors. Both the 1998 Stock Option Plan and the 2004 Directors Plan remain in effect with respect to currently outstanding awards.

Persons eligible to receive awards under the 2007 Plan include all employees, consultants, and directors of the Company who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its subsidiaries.

The exercise price of options granted under the 2007 Plan may not be less than 100% of the fair market value of the Common Stock on the date of the award. The exercise date of options granted under the 2007 Plan is at the discretion of the Compensation Committee and the Compensation Committee may at any time accelerate the exercisability of all or any portion of any option. The expiration date of options granted under the 2007 Plan may not be more than ten years after the date of grant.

The number of shares to be issued upon exercise of outstanding options and available for future grants under the 2007 Plan is subject to adjustment in the event of a stock dividend, stock split or combination of shares, recapitalization, or other change in the Company’s capital stock.

Options granted under the 2007 Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant and generally have a term of seven years. The options generally become exercisable in four equal annual installments beginning one year after the date of grant. In the event that an optionee’s employment or service with the Company terminates for any reason including death, disability, retirement, or other termination, the Compensation Committee, in its sole discretion, may determine the extent to which, and the period during which, options granted may be exercised, but in no event shall the options be exercisable beyond the option expiration date.

In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Common Stock are exchanged for securities, cash, or other property of any other business entity or in the event of a liquidation of the Company, then the Compensation Committee may, in its discretion, (i) provide for the acceleration of any time period relating to the exercise or realization of an award, (ii) provide for the purchase of an award upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of an award had the award been currently exercisable or payable, (iii) adjust the terms of an award in a manner determined by the Compensation Committee, (iv) cause an award to be assumed, or new rights to be substituted for the award, by another entity, or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company.

As of December 29, 2007, 1,804,117 shares were subject to outstanding options granted under the 2007 Plan, and 6,291,669 shares were available for future grants under the 2007 Plan.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to describe the Company’s compensation program provided to the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) for the 2007 fiscal year.

During 2007, the Compensation Committee dealt with significant changes within the Company, many of which related to the strategic alternatives process that the Company initiated in 2006 and continued through 2007. The uncertainty created by these changes and the strategic alternatives process influenced many of the Compensation Committee’s decisions during 2007. On February 15, 2007, Thomas H. McLain, the Company’s President and Chief Executive Officer, resigned and Leslie Hudson, Ph.D., one of the Company’s directors, was appointed interim President and Chief Executive Officer. Dr. Hudson served 11 months in that role until the appointment on January 22, 2008 of Raafat E.F. Fahim, Ph.D., one of the Company’s executive officers, as President and Chief Executive Officer of the Company. Henrik S. Rasmussen, M.D., Ph.D., the Company’s Senior Vice President, Clinical, Medical, and Regulatory Affairs, resigned on March 2, 2007. On December 4, 2007, as the result of the Company’s strategic alternatives process, the Company sold its Biologics strategic business unit and Boca Raton, Florida headquarters and other facilities and relocated the Company’s headquarters to Rockville, Maryland.

During 2007, the Company’s executive compensation program consisted of the following forms of compensation:

•	base salary;

•	cash bonuses, including annual, special inducement and incentive bonuses for our interim Chief Executive Officer, and retention awards payments;

•	equity compensation;

•	benefits and perquisites; and

•	change of control and severance agreements.

Compensation Objectives and Philosophy

The Company’s general executive compensation program was designed with three main objectives in mind. First, the program should allow the Company to attract and retain individuals whose performance will enhance stockholder value. Second, the program should develop a strong link between compensation and the achievement of organizational and individual performance goals. Third, the program should provide total compensation opportunities that exceed the median for comparable companies when the Company achieves above-median performance and below the median for comparable companies when there is below-median performance.

The Company’s executive compensation program was developed by the Compensation Committee with the assistance of outside consultants and the Company’s human resources department. The Compensation Committee approves all compensation and benefit arrangements for executive officers, including the Named Executive Officers. In determining these arrangements, the Compensation Committee considers recommendations made by the Chief Executive Officer and other members of management, as well as recommendations made by the Compensation Committee’s outside consultant. The Compensation Committee, however, retains final authority to accept or reject these recommendations. The Compensation Committee also administers the Company’s equity incentive plans, and makes recommendations to the Board regarding outside director compensation and the Company’s overall compensation practices and programs, including retirement plans and material benefit, change of control and severance plans.

For 2007, the Compensation Committee retained the services of Frederic W. Cook & Co., Inc. (“FWC”), an independent executive compensation consulting firm, to provide general advice and guidance to the Compensation Committee on compensation-related issues.

The Compensation Committee uses a comparator group of biotechnology companies and other relevant compensation survey data, including the Radford Biotechnology Survey, to determine appropriate levels of compensation provided to the Company’s Named Executive Officers. In 2007, FWC performed a study of executive compensation provided by 17 public companies recommended by FWC as comparable to the Company. The companies in the peer group all fall within the Global Industrial Classification System industry code. The factors used by FWC for selection of the peer group included market capitalization, number of employees, and business focus. The peer group consisted of the following companies:

Arqule Inc. Array Biopharma Inc. Curagen Corp. Digene Corp. Diversa Corp. Dyax Corp. Enzo Biochem Inc. Exelixis Inc. Immunogen Inc.	Lexicon Genetics Inc. Martek Biosciences Corp. Myriad Genetics Inc. Neurogen Corp. Pharmion Corp. Rigel Pharmaceuticals Inc. Seattle Genetics Inc. Tanox Inc.

FWC preformed no services in 2007 on behalf of the Company’s management and reported solely to the Compensation Committee.

Base Salary

Overview.    The Compensation Committee typically approves base salaries for the Chief Executive Officer and other executive officers of the Company after a structured annual review. The Chief Executive Officer provides information to the Compensation Committee regarding the performance of the other executive officers. This annual review includes an examination of salary levels from the peer group and from the Radford Biotechnology Survey to determine whether salary levels for the Company’s executive officers are commensurate with the salary levels of executives at these companies with comparable responsibilities. Final base salary decisions generally are made after a review of various criteria such as (i) position of the executive’s salary relative to market data, (ii) corporate performance, and (iii) individual attributes and relative importance to the Company’s future performance.

2007 Base Salary Determinations.    In connection with the annual salary review conducted by the Compensation Committee on March 11, 2007, the base salaries of Dr. Fahim, the Company’s Senior Vice President, Technical and Production Operations, at the time, and Mr. Siegel, the Company’s Senior Vice President, Finance, Chief Financial Officer and Treasurer, were increased 4%. Dr. Fahim’s salary was increased from $306,000 to $318,240 and Mr. Siegel’s salary was increased from $300,000 to $312,000. The new base salaries and the increases they reflected were consistent with the Compensation Committee’s objectives, including the need to keep the base salaries of Named Executive Officers competitive and the desire to provide a cost of living increase.

Dr. Fahim’s salary was increased to $350,000 on May 18, 2007 in connection with his appointment as the Company’s Senior Vice President, Research, Technical and Production Operations and Chief Operating Officer and General Manager of the Biologics strategic business unit and to $455,000 on January 22, 2008 (retroactive to November 29, 2007) in connection with his appointment as the Company’s President and Chief Executive Officer. Dr. Fahim’s base salary was set at these levels based upon market data, the Company’s compensation practices, and negotiations with Dr. Fahim.

The annual base salary of Dr. Hudson, the Company’s interim President and Chief Executive Officer, from February 15, 2007 to January 22, 2008, was established at $40,000 per month ($480,000 on an annual basis) in connection with his appointment as an officer based upon market data, the Company’s compensation practices, the special requirements of an interim position, and negotiations with Dr. Hudson. The annual base salaries of Mr. McLain, the Company’s Chairman, Chief Executive Officer and President until his resignation on February 15, 2007, and Dr. Rasmussen, the Company’s Senior Vice President, Clinical, Medical, and Regulatory Affairs until his resignation on March 2, 2007, were unchanged in 2007 and were $475,000 and $306,000, respectively.

Annual Cash Incentive Compensation

Overview.    The Company’s compensation policy is to provide executives with the opportunity to earn an annual cash award based on Company and individual performance under the VIP Management Incentive Plan with the Chief Executive Officer’s award typically based solely on the Company’s performance. The objective of the VIP Management Incentive Plan is to motivate each executive’s performance in order to advance the Company’s defined strategy by aligning measurement and accountability with rewards.

2007 VIP Management Incentive Plan Structure and Performance Measures.    The Named Executive Officers, as well as other senior management of the Company, other than Dr. Hudson, were eligible to participate in the VIP Management Incentive Plan during 2007. The total bonus potential for each of Dr. Fahim and Mr. Siegel under the Plan was 65% and 55%, respectively, of base salary. Awards under the Plan were determined based on performance as measured by two sets of goals, corporate goals for the Company and individual goals for each individual. For Dr. Fahim and Mr. Siegel, 70% of their total bonus potential was determined by the corporate goals and the remaining 30% of their bonus potential was determined by the individual goals. Dr. Rasmussen and Mr. McLain left the Company before their participation levels were determined. Based upon 2006 levels, Dr. Rasmussen’s target award would have been 65% of his base salary and 70% of his potential bonus would have been based on corporate goals with the remainder based upon individual goals; and Mr. McLain’s target bonus would have been 90% of his base salary and all of bonus would have been determined based on corporate goals. The bonus potential, the relative weights of the corporate and individual goals, and all other elements of the VIP Management Incentive Plan are subject to change at the discretion of the Compensation Committee, and the Compensation Committee reserves the right to vary individual bonus awards under the Plan in its discretion.

The corporate goals for the 2007 VIP Management Incentive Plan were composed of five goals each weighted between 10% and 30% relating to:

•

The negotiation of a definitive acquisition agreement for the sale of the Company’s Biologics strategic business unit or the Company as a whole that the Board of Directors approves and recommends to shareholders for their approval;

•	The attainment of time-based milestones in connection with FDA approval of Nabi HB® Intravenous [Hepatitis B Immune Globulin (Human) Intravenous] for orthotopic liver transplantation;

•	The attainment of time-based milestones in connection with the partnering of NicVAX® [Nicotine Conjugate Vaccine];

•	The re-organization of the Company into the Pharmaceuticals and Biologics strategic business units with a Corporate Shared Services team; and

•	The establishment of a new strategic plan that is approved by the Board of Directors for the future of the Pharmaceuticals strategic business unit and/or the Company.

2007 VIP Management Incentive Plan payments.    The Compensation Committee determined on February 20, 2008 that all but one of the corporate goals had been achieved and that overall 90% of the corporate goals had been achieved. The Compensation Committee also determined that Dr. Fahim and Mr. Siegel had each achieved 90% of their individual goals. (Other senior executives were determined to have achieved as little as 60% of their individual goals.) In addition, the Compensation Committee determined that Dr. Fahim’s 2007 bonus award should be determined based upon his new salary of $455,000 as the Company’s President and Chief Executive Officer.

Mr. McLain, the Company’s former Chairman, Chief Executive Officer and President, received a 2007 VIP Management Incentive Plan payment of $106,875 that had been fixed in connection with his separation agreement with the Company. See “Chief Executive Officer Separation Agreement” below.

Interim President and Chief Executive Officer Cash Inventive Compensation.    Dr. Hudson, the Company’s interim President and Chief Executive Officer during 2007, did not participate in the 2007 VIP Plan, but received bonus payments under his two six-month employment agreements with the Company. Under his first employment agreement dated effective February 15, 2007, the Company agreed to pay Dr. Hudson a cash bonus equal to the value of 4,355 shares of restricted stock at the end of the six-month term of the agreement, if he was employed by the Company at that time. The Company also agreed to pay Dr. Hudson an incentive cash bonus equal to the value of 8,711 shares of restricted stock that would vest at the end of the six-month term if the following performance goals set forth in the employment agreement were achieved:

•

the advancement and implementation of a strategic action plan for the Company with the Strategic Action Committee of the Board of Directors involving strategic initiatives, the alignment of the Company’s expense base and an organizational realignment;

•	the successful advancement of the NicVAX program as measured by a specific milestones; and

•	the achievement of the Nabi-HB sales revenue budget target for the first sixth months of fiscal 2007 and accomplishment of a specific milestone.

The Compensation Committee determined that 85% of the these performance goals were achieved. As a result, Dr. Hudson received a cash bonus of $39,981, based upon the value of the value of 11,759 shares of restricted stock that vested on August 15, 2007. This number of shares included all of the 4,355 shares related to Dr. Hudson’s continued employment.

Under his second employment agreement dated October 15, 2007 but effective August 16, 2007, Dr. Hudson received a cash bonus of $100,000 upon the execution of the agreement. The Company also agreed to pay Dr. Hudson a cash bonus of $50,000 upon the earlier of the end of the six-month term of the agreement, if he was employed by the Company at that time, or upon the appointment of a new Chief Executive Officer of the Company. The Company also agreed to pay Dr. Hudson an incentive cash bonus of up to $190,000 based upon the achievement of the following performance goals set forth in the employment agreement or the appointment of a new Chief Executive Officer of the Company prior to the end of the six-month term of the second employment agreement:

•

the execution of an asset purchase agreement with respect to, and the successful consummation of, the sale of the Biologics strategic business unit, the Corporate Shared Services assets in Boca Raton, Florida and the headquarters buildings and adjacent land in Boca Raton, Florida;

•	his successful work with the Board to identify a qualified successor as President and Chief Executive Officer;

•	the successful advancement of the NicVAX program as measured by specific milestones;

•	the development and execution of an acceptable plan to enhance revenues and control expenses and the accomplishment of a specific milestone;

•	the development of a business plan approved by the Board of Directors for the future of the Company and its Pharmaceutical strategic business unit; and

•	the successful negotiation of an agreement, approved by the Board, for the termination of the ATG Fresenius S Development and Commercialization Agreement.

All of Dr. Hudson’s cash bonus arrangements were the result of negotiations between Dr. Hudson and the Compensation Committee.

The Company paid Dr. Hudson his full $240,000 performance bonus opportunities upon the appointment of Dr. Fahim as President and Chief Executive Officer of the Company on January 22, 2008. The Compensation Committee believes that, based on his and the Company’s performance, Dr. Hudson would have earned substantially all , if not all, of his bonus if the Company’s new Chief Executive’s Officer had not been appointed prior to the end of Dr. Hudson’s term.

Equity Incentive Compensation

Overview.    The Chief Executive Officer and other Named Executive Officers receive long-term equity incentive compensation in the form of stock options and restricted stock. The Compensation Committee believes that equity-based compensation motivates the Company’s executive officers to have an interest in the long-term success of the Company.

The Compensation Committee considers a number of factors, including competitive data from the peer group, management and FWC’s recommendations, and the number of equity awards already held by each executive when setting annual grant amounts.

Annual Awards.    In May 2007, the Company made annual equity awards to Dr. Fahim and Mr. Siegel on the date of the Company’s annual meeting of stockholders.

Stock Options and Restricted Stock.    Traditionally, the Company makes annual long-term equity incentive awards in the form of stock options, although in recent years the Company has made restricted stock awards as well. The Compensation Committee believes that stock options provide executives with incentive to increase long-term stockholder value, because stock options only have value to the recipient when the Company’s share price exceeds the share price on the date of grant. The Compensation Committee’s policy is to grant non-qualified stock options (as opposed to incentive stock options) to obtain a tax benefit for the Company. In 2007, both Dr. Fahim and Mr. Siegel received annual awards of stock options to purchase 90,000 shares of Common Stock of the Company and 30,000 shares of restricted stock of the Company. Annual option awards made in 2007 to Named Executive Officers had an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant and a term of seven years. The annual awards vest in four equal annual amounts commencing January 2, 2008. The Compensation Committee anticipates that most future equity awards will have similar terms.

Commencement of Employment Awards.    As an inducement to Dr. Hudson to join the Company as its interim President and Chief Executive Officer under his first six-month employment agreement, on February 15, 2007, the Compensation Committee awarded Dr. Hudson 13,066 shares of restricted stock which vested as described above under “Annual Incentive Cash Compensation—Interim President and Chief Executive Officer Incentive Cash Compensation.” 4,355 shares of these restricted shares vested on August 15, 2007 because Dr. Hudson was still employed by the Company on that date and 7,404 restricted shares vested upon the achievement of 85% of Dr. Hudson’s performance goals.

As an inducement to Dr. Hudson to continue to serve as the Company’s interim President and Chief Executive Officer for a second six-month period beginning on August 16, 2007, the Compensation Committee awarded Dr. Hudson 68,000 shares of restricted stock. Under his second six-month employment agreement, 20,000 of these shares would vest in full upon the earlier of the end of the six-month term of the Agreement, or the appointment of a new Chief Executive Officer of the Company, in each case if he is employed by the Company at the time. The employment agreement provided that the remaining 48,000 shares would vest upon the achievement of the performance goals applicable to Dr. Hudson’s cash incentive compensation as described above under “Annual Incentive Cash Compensation—Interim President and Chief Executive Officer Incentive Cash Compensation” or the appointment of a new Chief Executive Officer of the Company prior to the end of the six-month term of the Employment Agreement. All 68,000 shares of restricted stock vested upon the appointment of Dr. Fahim as President and Chief Executive Officer of the Company on January 22, 2008. The Compensation Committee believes that, based upon his and the Company’s performance, substantially all, if not all, of his restricted stock would have vested if the Company’s new Chief Executive’s Officer had not been appointed prior to the end of Dr. Hudson’s term.

All of Dr. Hudson’s equity incentive arrangements were the result of negotiations between Dr. Hudson and the Compensation Committee.

2006 Retention Program

The Company experienced a significant decline in the price of its Common Stock in November 2005 following the negative outcome of the Company’s Phase III clinical trial for StaphVAX® [Staphylococcus aureus Polysacharide Conjugate Vaccine]. Following extensive discussions and upon receiving the advice of FWC, the Compensation Committee adopted a key employee retention program on February 24, 2006. The retention program was intended to help retain the services of key employees who were critical to the Company’s success during this period of financial difficulty and uncertainty. Under the retention program, the Compensation Committee granted to each key employee identified an award of restricted stock, options to purchase shares of the Company’s Common Stock, and an opportunity to receive a cash bonus on March 1, 2007, subject to continued employment with the Company. The restricted stock and options awarded as part of the retention program will vest in full on March 1, 2009, provided that the participant is employed by the Company on that date. These awards also vest in the event that a participant’s employment is terminated without cause by the Company or by the participant for good reason after March 1, 2008 or upon a change of control of the Company. The retention awards received by Named Executive Officers under the retention program in 2006 are reflected in the Summary Compensation Table for 2006 (the cash bonuses awarded in 2006 under the retention program were paid on March 1, 2007).

Benefits and Perquisites

The Named Executive Officers are entitled to participate in the Company’s benefit programs which are available to all of the Company’s full-time employees. In addition, the Named Executive Officers received certain benefits and perquisites in 2007 not available to the Company’s general employee population. The Compensation Committee will continue to monitor the benefits and perquisites for the Named Executive Officers, including their costs, and believes that these benefits and perquisites help the Company in retaining and maintaining the services of the Named Executive Officers.

In 2007, each of the Drs. Hudson and Fahim and Mr. Siegel participated in the Company’s Supplemental Executive Retirement Plan, under which the Company contributed $22,000 for Dr. Hudson and $12,000 for Dr. Fahim and Mr. Siegel to a self-directed insurance or annuity-based retirement plan. The only other retirement plan maintained by the Company is a 401(k) plan in which the Named Executive Officers and other employees generally can participate. The Company also generally pays premiums on behalf of the Named Executive Officers for life and disability insurance coverage beyond the coverage provided for all other employees generally and pays associated tax gross-ups attributable to income tax on the increased premiums. In 2007, the Company provided automobile allowances to Drs. Fahim and Rasmussen and Mr. Siegel of $1,200 per month and to Mr. McLain of $1,500 per month, an allowance for financial planning services of up to $3,000 for each of the Named Executive Officers (other than the Chief Executive Officers) and up to $5,000 per year for Mr. McLain, and payment of certain social club dues. Because Dr. Hudson did not reside in Florida, while he was working at the Company’s headquarters, the Company paid Dr. Hudson a per diem of $180 to cover food, laundry, gas and other miscellaneous expenses and reimbursed him for his hotel or other lodging, airfares and car rental expenses (on a grossed-up basis). The Company also paid Dr. Hudson’s health insurance premiums under his existing health insurance plan. The Company reimbursed the legal fees of Dr. Hudson in connection with the negotiation of his employment agreements with the Company. Further information on the aggregate cost of providing these and other additional benefits and perquisites can be found in the All Other Compensation column of the Summary Compensation Table.

Change of Control Severance Agreements and Severance Under Employment Agreements

Change of Control Agreements.    The Company has entered into agreements with the Named Executive Officers (other than Dr. Hudson) providing for the payment of severance benefits in the event of a qualifying termination of employment following a change of control of the Company. Under the agreements, each executive is entitled to receive a lump sum payment equal to two times (or three times, in the case of Mr. McLain and two and one-half times, in the case of Dr. Fahim, as Chief Executive Officers) the sum of annual base salary and target bonus for the year in which the change of control occurs. Each executive is also entitled to receive the continuation of benefits under the Company’s employee benefit plans (including medical, dental, disability, and life insurance and car allowance programs) for 24 months. In addition, all outstanding equity awards vest upon a change in control of the Company and, in the case of options, remain exercisable for 12 months (24 months in the case of Mr. McLain). The Company has agreed to make gross-up payments on behalf of the executives for any excise taxes imposed on excess payments (as defined by the Internal Revenue Code) received by the executives under the agreements. Any severance benefit paid under the change of control agreements is in lieu of any severance benefits that might otherwise be payable to the executive under any employment agreement with the Company. By reason of the termination of their employment with the Company, Messrs. McLain and Siegel’s and Dr. Rasmussen’s change of control agreements are no longer in effect.

The Company entered into these agreements in order to remove any personal financial concerns an executive may have when evaluating a potential transaction, and to allow him to focus on maximizing value for the Company’s stockholders. Other key employees of the Company also have change of control agreements with terms that vary from the terms of the change of control agreements with the Named Executive Officers. The Compensation Committee believes that these agreements are necessary given the volatility and uncertainty inherent in the Company’s business and future prospects. Any new change of control agreement for any employee is subject to review and approval by the Compensation Committee.

Employment Agreements.    The Company provides severance benefits to the Named Executive Officers under their employment agreements with the Company that were in effect during 2007. These employment agreements (other than Dr. Hudson’s agreements) provide that if the executive is terminated other than for cause or disability during the employment period, or if the employment period is not renewed for an additional employment period on terms no less favorable than those under his existing agreement and the executive terminates his employment with the Company, then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination for 18 months in the case of Mr. Siegel and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain, (ii) pro rated bonus compensation, (iii) the continuation of certain fringe benefits for 18 months in the case of Mr. Siegel and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain, and (iv) immediate vesting of any non-vested stock options or shares of restricted stock held by the executive (other than retention program awards made to the executive), which will be exercisable for 12 months in the case of Mr. Siegel and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain after the termination date, but in no event later than the original option expiration date. The obligation of the Company to provide severance benefits is conditioned upon the executive’s execution of a separation agreement containing a release of claims against the Company. Under Dr. Hudson’s six-month employment agreements, in the event that the Company terminated his employment without cause (including upon the appointment of a permanent Chief Executive Officer), Dr. Hudson would be paid his base salary though the remainder of the term of the agreement and all his incentive cash and equity compensation would vest and be paid in full.

Resignation of Chief Executive Officer

On February 14, 2007, the Board of Directors informed Mr. McLain that the Company would not renew his employment agreement with the Company. On February 15, 2007, Mr. McLain resigned as Chairman, Chief Executive Officer and President of the Company, and he and the Company entered into a separation agreement effective June 29, 2007.

Under the separation agreement, Mr. McLain received 24 months of salary and benefits of $1,198,961 to be paid in a lump sum on October 1, 2007, $106,875 as a bonus with respect to 2007 under the Company’s VIP Management Incentive Bonus Plan to be paid no later than March 15, 2008, a matching contribution to his 401(k) account of $9,000 to be paid in 2008 and reimbursement of up to $50,000 for attorneys’ fees incurred by Mr. McLain in connection with his separation from the Company. The separation agreement provided that the non-disclosure, non-competition, cooperation provisions of his employment agreement survive Mr. McLain’s resignation. Under the separation agreement, all of Mr. McLain’s unvested stock options and restricted stock vested in full, except for the retention awards of options to purchase 84,329 shares of the Company’s common stock and 58,746 shares of restricted stock granted to Mr. McLain on February 24, 2006, which Mr. McLain forfeited. Under the separation agreement, Mr. McLain provided a general release of claims against the Company. The Compensation Committee believes that the benefits that Mr. McLain received under his separation agreement are consistent with the severance benefits to which he was entitled under his employment agreement in the event of a termination of his employment without cause.

Appointment of Chief Executive Officer

On January 22, 2008, the Company appointed Dr. Fahim, President and Chief Executive Officer and a director of the Company. Dr. Fahim succeeded Dr. Hudson, who served as interim President and Chief Executive Officer of the Company from February 15, 2007 until January 22, 2008 and continues as a director of the Company. Dr. Fahim and the Company entered into an employment agreement dated January 22, 2008, the terms of which were approved by the Compensation Committee, after negotiations with Dr. Fahim.

Under the terms of the employment agreement, Dr. Fahim’s will receive, (i) a base salary equal to $455,000 per year, subject to discretionary annual increases as determined by the Compensation Committee of the Company’s Board of Directors, (ii) $15,000 per year to make a contribution to his Supplemental Executive Retirement Plan (which amount will be grossed up for applicable taxes), (iii) an amount equal to any Maryland state income taxes payable by Dr. Fahim with respect to any compensation, benefits or other payments that he receives under the employment agreement (which reimbursement will be grossed up for applicable taxes), (iv) a per diem fee of $180 to cover certain expenses while Dr. Fahim is working at the Company’s facilities in Rockville, Maryland (Dr. Fahim is not a resident of Maryland), (v) an auto allowance of $1,200 per month, (vi) the cost of financial planning services up to $5,000 per year, (vii) at the Company’s cost, term life insurance of $500,000 in excess of the term life insurance coverage the Company provides employees generally, (viii) reimbursement for reasonable travel and lodging expenses incurred while traveling to and working at the Company’s facilities in Rockville, Maryland (which reimbursement will be grossed up for applicable taxes), (ix) reimbursement for up to $20,000 of legal fees reasonably incurred by him in connection with the negotiation of his employment arrangements with the Company, and (x) such other fringe benefits as are accorded generally to the Company’s other executive officers.

Dr. Fahim is entitled to participate in the Company’s VIP Management Incentive Plan with a target bonus equal to 80% of his base salary. In the event that his employment period is terminated other than for cause, Dr. Fahim’s VIP Management Incentive Plan bonus compensation for that year will be pro rated based upon the number of full calendar months he was employed during the calendar year.

If Dr. Fahim’s employment is terminated without cause, if the Company gives Dr. Fahim notice that it will not renew the employment period, or if the Board of Directors and Dr. Fahim mutually agree after two years that his service as the Company’s President and Chief Executive Officer is not meeting their mutual expectations and that his employment should terminate, then Dr. Fahim is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination and continuation of fringe benefits for 24 months; (ii) executive outplacement services up to $20,000, and (iii) immediate vesting of any non-vested stock options, restricted stock or similar incentive equity awards held by Dr. Fahim, with any stock options to be exercisable for one year after the termination date, but in no event later than the original award expiration date. In the event that prior to the completion or termination of the strategic alternatives process announced in January 2008 Dr. Fahim’s employment is terminated by the Company without cause or by Dr. Fahim for good reason, then Dr. Fahim’s severance pay and continuation of fringe benefits shall be for 30 months.

In the event that Dr. Fahim’s employment terminates in connection with a change of control (as defined in the employment agreement), Dr. Fahim will receive (i) a lump sum payment equal to two and one-half times the sum of (a) the higher of (x) his current annual base salary or (y) his base salary immediately prior to the change of control plus (b) the target bonus that he would have earned under the VIP Plan for the fiscal year in which the termination of his employment occurs, (ii) continuation of fringe benefits for a period of 24 months following such termination, (iii) executive outplacement services up to $20,000, and (iv) immediate vesting of any non-vested equity awards held by Dr. Fahim, which equity awards that consist of stock options to be exercisable for 12 months past the termination date, but in no event later than the original award expiration date.

The Company has agreed to pay Dr. Fahim a one time cash bonus of $250,000 in the event of the sale or other disposition of all or substantially all of the Company’s assets, the completion of a reorganization, merger or consolidation of the Company, or the execution of an exclusive licensing and partnering arrangement with a partner in the smoking cessation field involving all or substantially all of the Company’s NicVAX® rights and assets.

In the event Dr. Fahim is subject to any excise tax under section 409A or section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), as a result of payments made to him under his employment agreement, the Company will reimburse Dr. Fahim for such excise tax on a fully grossed-up basis.

In connection with the execution of the employment agreement, Dr. Fahim was granted 50,000 fully vested shares of the Company’s common stock and 7,000 restricted shares of the Company’s common stock that vest on January 22, 2009, provided he is then employed by the Company. All these shares were granted under the Company’s 2007 Plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and filed with the Securities and Exchange Commission.

Respectfully submitted by,
The Compensation Committee
Richard A. Harvey, Jr., Chairman
Linda Jenckes
Stephen G. Sudovar

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal years ended December 30, 2006 and December 29, 2007 concerning the compensation paid to each person serving as the Company’s Chief Executive Officer during the last completed fiscal year; each person serving as the Company’s Chief Financial Officer during the last completed fiscal year; the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the last completed fiscal year; and one additional individual who would have been among the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR 2006 AND 2007

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Raafat E.F. Fahim, Ph.D.	2007	$344,505	—	$150,333	$131,633	$266,175	$52,142	$944,788
Chief Executive Officer and President	2006	$310,546	$145,000	$100,306	$79,755	$115,760	$75,448	$826,815
(Former Senior Vice President, Technical and Production Operations)
Jordan I. Siegel	2007	$317,631	—	$187,250	$191,125	$154,440	$56,690	$907,136
Former Senior Vice President of	2006	$167,308	$50,000	$59,500	$19,529	$91,080	$42,246	$429,633
Finance and Administration Chief Financial Officer, and Treasurer
Leslie Hudson	2007	$419,077	$164,807	$238,347	—	$25,174	$127,710	$975,115
Former Interim Chief Executive Officer and President
Thomas H. McLain	2007	$150,854	—	$199,150	$36,251	$106,875	$1,212,461	$1,705,591
Former Chairman,	2006	$487,500	$225,000	$174,163	$89,749	$230,850	$109,322	$1,316,584
Chief Executive Officer and President
Henrik S. Rasmussen, M.D., Ph.D.	2007	$78,189	—	$(100,306)	$(33,811)	—	$11,400	$(44,528)
Former Senior Vice President,	2006	$310,238	$145,000	$100,306	$77,521	$107,804	$67,772	$808,641
Clinical, Medical, and Regulatory Affairs

(1)	Mr. Siegel left the Company in March 2008. Mr. McLain left the Company in February 2007. Dr. Hudson resigned as interim President and Chief Executive Officer in January 2008, but continues as a director. Dr. Rasmussen left the Company in March 2007.

(2)	Includes for certain individuals accrued unused vacation reimbursements that were paid in cash.

(3)	2007 bonuses include Dr. Hudson’s bonus award of $14,807 for being employed on August 15, 2007, the last day of his first six-month term as interim President and Chief Executive Officer, a $100,000 bonus for commencing on August 16, 2007 his second six-month term as interim President and Chief Executive Officer and a bonus award of $50,000 for being employed on the last day of his second six-month term as interim Chief Executive Officer or the appointment of a permanent President and Chief Executive Officer (the $50,000 bonus was paid in 2008).

(4)

Reflects the dollar amounts recognized for financial statement reporting purposes for the applicable fiscal year ended December 30, 2006 or December 29, 2007, in accordance with Statement of Financial Accounting Standards No. 123R, or SFAS No. 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Notes 12 and 8 to the Company’s audited financial statements for the applicable fiscal year, respectively, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for that fiscal year. In connection with his resignation from the Company in February 2007,

Mr. McLain forfeited to the Company awards granted to him in connection with the Company’s 2006 retention program, which included 58,746 shares of restricted stock and options to purchase 84,329 shares of the Company’s Common Stock. In connection with his resignation from the Company in March 2007, Dr. Rasmussen forfeited to the Company (i) awards granted to him in connection with the Company’s 2006 retention program, which included 37,859 shares of restricted stock and options to purchase 54,345 shares of the Company’s Common Stock, and (ii) 40,000 shares of restricted stock granted to him as part of the Company’s annual equity incentive grant to executive officers in 2006.

(5)	All payments were made under the Company’s VIP Management Incentive Plan, other than the payment to Dr. Hudson, which represents his bonus under his first six-month employment agreement that was determined based upon the value of 7,404 shares of restricted stock that vested following the achievement of certain performance goals. The payment to Mr. McLain in 2007 was a pro rated portion of his target 2007 VIP Management Incentive Plan award based upon a 90% of base salary target award that was fixed pursuant to the terms of his separation agreement.

(6)	Includes for 2007 (i) payment of financial planning services for Mr. Siegel of $3,044; (ii) premiums for supplemental disability insurance in the amounts of $12,767 and $6,581 paid by the Company on behalf of Dr. Fahim and Mr. Siegel (iii) reimbursements of $7,322 and $3,775 paid to Dr. Fahim and Mr. Siegel, respectively, for taxes payable by the officers on disability insurance premiums paid by the Company; (iv) contributions made by the Company under its 401(k) Plan in the amount of $9,000 on behalf of each of Messrs. McLain and Siegel and Drs. Fahim, Hudson and Rasmussen; (v) automobile allowances of $14,400 to each of Dr. Fahim and Mr. Siegel, $4,500 to Mr. McLain and $2,400 to Dr. Rasmussen; (vi) contributions during 2007 in the amounts of $22,000, $12,000 and $12,000, made by the Company on behalf of Drs. Hudson and Fahim, and Mr. Siegel, respectively, under the Company’s Supplemental Executive Retirement Plan, which provides the executive with a self-directed insurance or annuity-based retirement plan; (vii) reimbursements of $23,314, $6,883 and $6,883 paid to Drs. Hudson and Fahim and Mr. Siegel, respectively, for taxes payable by the officers on contributions made by the Company under its Supplemental Executive Retirement Plan; (viii) premiums for supplemental life insurance in the amounts of $6,590, $1,125 and $640 paid by the Company on behalf of Drs. Hudson and Fahim and Mr. Siegel, respectively; (ix) reimbursements of $6,984, $645 and $367 paid to Drs. Hudson and Fahim and Mr. Siegel for taxes payable by the officers on supplemental life insurance premiums paid by the Company; (x) a $1,198,961 severance payment to Mr. McLain, (xi) $20,426 in residential rental payments made by the Company on behalf of Dr. Hudson under his employment agreement, (xii) $8,821 in per diem payments made to Dr. Hudson under his employment agreements; (xiii) $16,404 for health insurance premiums and a gross up of $14,171 for these health insurance premiums paid on behalf of Dr. Hudson; and (xiv) $19,000 of fees earned or paid in cash to Dr. Hudson in connection with his service as a director of the Company prior to becoming the Company’s interim President and Chief Executive Officer.

The following table sets forth the individual plan-based awards granted to each of the Named Executive Officers during 2007:

GRANTS OF PLAN-BASED AWARDS FOR 2007

Name	Grant Date	Approval Date (1)	Estimated Future Payouts Under Non Equity Incentive Plan Awards ($) (2) Target	Estimated Future Payouts Under Equity Incentive Plan Awards (#) (3) Target		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price per Share of Option Awards ($) (5)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Raafat E.F. Fahim, Ph.D.			$295,750
	5/18/07	5/17/07		90,000				$5.20	$314,100
	5/18/07	5/17/07		30,000					$156,000

Jordan I. Siegel			$171,600
	5/18/07	5/17/07		90,000				$5.20	$314,100
	5/18/07	5/17/07		30,000					$156,000

Leslie Hudson, Ph.D.			$29,617
	2/15/07			7,404					$4,499
	2/15/07			4,355					$24,998
	2/15/07			1,307	(4)
	10/15/07	9/14/07		48,000					$164,016
	10/15/07	9/14/07		20,000					$50,250

Thomas H. McLain			$427,500

Henrik S. Rasmussen, M.D., Ph.D.			$198,900

(1)	Date approved by the Compensation Committee, if different from the grant date.

(2)	Awards to Dr. Fahim and Mr. Siegel reflect their participation in the 2007 VIP Management Incentive Plan. This plan is described under “Compensation Discussion and Analysis—Annual Cash Compensation—2007 VIP Management Incentive Plan Structure and Performance Measures” and “—2007 VIP Management Incentive Plan Payments.” Mr. McLain and Dr. Rasmussen were eligible to participate in this plan, but left the Company before their participation levels were determined. Their target award was determined for purposes of the table based upon 2006 VIP Management Incentive Plan participation levels. The award to Dr. Hudson was made under his first six-month employment agreement and is described under “Compensation Discussion and Analysis—Annual Cash Compensation—Interim President and Chief Executive Officer Cash Incentive Compensation.” The amount $29,617 assumes a value of $3.40 per share for the 8,711 shares of Common Stock awarded with performance-based vesting, the value of which forms the basis for the non-equity award. The payments to the Named Executive Officers other than Dr. Rasmussen with respect to their awards are reflected in the Summary Compensation Table for 2007 under the headings “Bonus” and “Non-Equity Incentive Plan Compensation.” Dr. Rasmussen did not receive a payment with respect to his award.

(3)	Consists of awards made under the 2007 Omnibus Equity and Incentive Plan. These awards are described under “Compensation Discussion and Analysis—Equity Incentive Compensation.”

(4)	Consists of shares that were forfeited as a result of the failure to achieve performance goals.

(5)	The exercise price for all stock options is equal to the fair market value of the Company’s Common Stock on the date of grant.

(6)	Determined in accordance with SFAS No. 123R. Assumptions made in the calculation of these amounts are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 29, 2007, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

The following table sets forth certain information concerning the number and value of unvested Common Stock awards and shares of Common Stock subject to options held by the Named Executive Officers as of December 29, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2007

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Raafat E.F. Fahim, Ph.D.	40,000				$5.60	3/10/2013	37,859		$142,728
	43,116				$14.92	3/24/2014	30,000	(2)	$113,100
	8,143				$16.65	5/14/2014	26,667		$100,535
	160,000				$15.56	11/11/2014
			54,345	(1)	$3.83	2/24/2016
			90,000	(2)	$5.20	5/18/2014

Jordan I. Siegel	10,000	(2)	30,000	(3)	$5.10	6/12/2013	60,000		$226,200
			90,000	(3)	$5.20	5/18/2014	30,000	(3)	$113,100

Leslie Hudson, Ph.D.							20,000	(4)	$75,400
							48,000	(4)	$180,960

Thomas H. McLain	75,000				$3.00	6/15/2008
	60,000				$2.69	2/1/2009
	78,356				$7.06	3/31/2009
	73,000				$4.69	3/31/2009
	100,000				$5.19	3/31/2009
	18,100				$7.01	3/31/2009
	62,336				$9.24	3/31/2009
	60,915				$5.51	3/31/2009
	118,237				$14.92	3/31/2009
	150,000				$12.06	3/31/2009
	75,000				$6.30	3/31/2009

(1)	Award vests in full (i) on March 1, 2009 if the executive is employed by the Company on that date; (ii) if the executive is employed by the Company upon a Change of Control (as defined in the option award letter) prior to March 1, 2009; or (iii) in the event the executive’s employment by the Company is terminated after March 1, 2008 by the Company without Cause (as defined in the option award letter) or by the executive for Good Reason (as defined in the option award letter), less at any time the number of shares as to which the option has been exercised previously.

(2)	Award vests in four equal annual installments beginning on January 2, 2008.

(3)	Pursuant to the Dual Employment and Certain Compensation Matters Agreement entered into between Mr. Siegel and the Company, effective March 7, 2008 acceleration occurred of all unvested restricted stock that would have vested through 2009 and all of Mr. Siegel’s unvested stock options issued under the Equity Agreements (as defined in the Dual Employment and Certain Compensation Matters Agreement).

(4)	Dr. Hudson’s employment agreement provided that these shares would vest as described under “Compensation Discussion and Analysis—Equity Incentive Compensation—Commencement of Employment Awards.” These shares vested in full on January 22, 2008.

The following table sets forth information concerning any option exercises or stock awards that vested for each Named Executive Officer during 2007.

OPTION EXERCISES AND STOCK VESTED FOR 2007

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
Raafat E.F. Fahim, Ph.D.	—	—	20,000	$92,000
Jordan I. Siegel	—	—	—	—
Leslie Hudson, Ph.D.	—	—	11,759	$39,981
Thomas H. McLain	—	—	13,333	$71,198
Henrik S. Rasmussen, M.D., Ph.D.	40,000	$8,000	—	—

Potential Payments Upon Termination of Employment or Change of Control

Potential Payments Under Employment Agreements.    These employment agreements (other than Dr. Hudson’s agreements) provide that if the executive is terminated other than for cause or disability during the employment period, or if the employment period is not renewed for an additional employment period on terms no less favorable than those under his existing agreement and the executive terminates his employment with the Company, then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination for 18 months in the case of Mr. Siegel and Dr. Rasmussen and 24 months in the case of Dr. Fahim and Mr. McLain, (ii) pro rated bonus compensation, (iii) the continuation of certain fringe benefits for 18 months in the case of Mr. Siegel and Dr. Rasmussen and 24 months in the case of Dr. Fahim and Mr. McLain, and (iv) immediate vesting of any non-vested stock options or shares of restricted stock held by the executive (other than retention program awards made to the executive), which will be exercisable for 12 months in the case of Mr. Siegel and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain after the termination date, but in no event later than the original option expiration date. The obligation of the Company to provide severance benefits is conditioned upon the executive’s execution of a separation agreement containing a release of claims against the Company. Under Dr. Hudson’s six-month employment agreements, in the event that the Company terminated his employment without cause (including upon the appointment of a permanent Chief Executive Officer), Dr. Hudson would be paid his base salary though the remainder of the term of the agreement and all his incentive cash and equity compensation would vest and be paid in full.

The following table sets forth potential payments and benefits to the Named Executive Officers (other than Mr. McLain and Dr. Rasmussen) upon termination of employment without cause not in connection with a change in control of the Company pursuant to the terms of the each officer’s employment agreement with the Company, assuming a termination on December 29, 2007. The table also sets forth the actual payments and benefits paid to Mr. McLain pursuant to his separation agreement following the termination of his employment with the Company.

Name (1)	Severance Payments (2)	Bonus Payments (3)	Accelerated Awards (4)	Continued and Accrued Benefits (5)	Tax Gross-Up Payments (6)	Other Perquisites (7)	Total
Raafat E.F. Fahim, Ph.D.	$910,000	$364,000	$356,363	$77,942	$62,584	$135,411	$1,906,300
Jordan I. Siegel	$468,000	$171,600	$339,300	$46,339	$16,537	$86,702	$1,120,050
Thomas H. McLain	$950,000	$106,875	$92,000	$24,597	$42,372	$231,992	$1,447,836

(1)	The potential payments to Dr. Fahim are calculated as if Dr. Fahim’s employment agreement, dated January 22, 2008 with the Company was effective on December 29, 2007.

(2)	Consists of a multiple of the Named Executive Officer’s base salary, determined in accordance with each Named Executive Officer’s employment agreement with the Company.

(3)	Assumes the bonus earned in the year of termination under the VIP Management Incentive Plan was equal to 100% of the target bonus.

(4)	Represents the value of awards of shares of restricted Common Stock and options to purchase shares of Common Stock held by the Named Executive Officer on the date of termination as to which vesting would accelerate. Assumes a Common Stock price of $3.77 for Dr. Fahim and Mr. Siegel and $4.60 for Mr. McLain.

(5)	Consists of some or all of (i) the value of continued health, dental, disability and life insurance, and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(6)	Consists of some of or all of reimbursements for taxes payable by the Named Executive Officer on contributions made by the Company on the officer’s behalf under its Supplemental Executive Retirement Plan, supplemental disability insurance policy and supplemental life insurance policy.

(7)	Consists of some of or all of (i) reimbursement for social club dues, automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy, (iii) matching contributions under the Company’s 401(k) Plan and (iv) attorneys’ fees.

Assuming a voluntary resignation on December 30, 2007 not in connection with a change of control of the Company, under their employment agreements with the Company Dr. Fahim and Mr. Siegel would be entitled to receive payments of $364,000 and $171,000, respectively, for the bonus amounts earned under the VIP Management Incentive Plan. The executives would also have 90 days following the termination of their employment within which to exercise any stock options vested as of the termination date.

Potential Payments Under Change of Control Severance Agreements.    The Company has entered into either a change of control severance agreement or an employment agreement providing for change of control severance payments with each of the Named Executive Officers (other than Dr. Hudson). These agreements provide for the payment of severance benefits to the executives in the event of a qualifying termination of employment following a change of control of the Company. Under the agreements, each executive would be entitled to receive a lump sum payment equal to two times (or two and one-half times, in the case of Dr. Fahim and three times, in the case of Mr. McLain) the sum of annual base salary and target bonus for year in which the change of control occurs. Each executive would also be entitled to receive the continuation of benefits under the Company’s employee welfare benefit plans (including medical, dental, disability and life insurance plans, Supplemental Executive Retirement Plan, financial planning plans, outplacement programs, 401(k) plan and car allowance programs for 24 months (36 months for Mr. McLain)). In addition, under the severance agreements, all outstanding equity awards would vest upon a change in control of the Company, and the Company would make gross-up payments on behalf of the executives for any excise taxes imposed on excess payments received by the executives under the agreements. Any severance benefit that is paid under the change in control agreements is paid in lieu of any severance benefits that might otherwise be payable under any employment agreement with the Company.

The Compensation Committee has entered into these agreements in order to remove any personal financial concerns an executive may have when evaluating a potential transaction, and to allow him or her to focus on maximizing value for the Company’s stockholders. Other key employees of the Company also have change in control agreements. The Compensation Committee believes that these agreements are necessary given the volatility and uncertainty inherent in the Company’s line of business. Any new change in control agreement for any employee is subject to review and approval by the Compensation Committee.

The following table sets forth potential payments to the Named Executive Officers who were employed on December 29, 2007 upon a termination of employment in connection with a change of control of the Company pursuant to the Named Executive Officer’s change of control severance agreement with the Company, assuming termination on December 29, 2007.

Name (1)	Severance Payments (2)	Bonus Payments (3)	Accelerated Awards (4)	Continued and Accrued Benefits (5)	Tax Gross Up Payments (6)	Other Perquisites (7)	Total
Raafat E.F. Fahim, Ph.D.	$1,137,500	$910,000	$356,363	$77,942	$1,058,267	$135,411	$3,675,483
Jordan I. Siegel	$624,000	$343,000	$339,300	$45,635	$399,473	$109,242	$1,860,650

(1)	The potential payments to Dr. Fahim are calculated as if the change of control severance provisions in Dr. Fahim’s employment agreement, dated January 22, 2008 with the Company were effective on December 29, 2007.

(2)	Consists of a multiple of the Named Executive Officer’s base salary determined in accordance with the terms of each Named Executive Officer’s agreement with the Company.

(3)	Consists of a multiple of the target bonus established for the Named Executive Officer in the year of termination under the VIP Management Incentive Plan determined in accordance with the terms of each Named Executive Officer’s agreement with the Company.

(4)	Represents the value of awards of restricted stock and options to purchase Common Stock as to which vesting would accelerate. Assumes a Common Stock price of $3.77.

(5)	Consists of (i) the value of continued health, dental insurance, disability and life insurance and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(6)	Consists of reimbursements for (i) taxes payable by the Named Executive Officers on contributions made by the Company on the executives’ behalf under its Supplemental Executive Retirement Plan, supplemental disability insurance policy and supplemental life insurance policy and (ii) excise taxes on payments that are subject to Section 280G of the Code.

(7)	Consists of (i) reimbursement for social club dues, automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy and (iii) matching contributions under the Company’s 401(k) Plan.

The potential amounts of payments and benefits upon termination of employment without cause or in connection with a change of control disclosed above are estimates only and do not necessarily reflect (except as otherwise indicated) the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment or change of control were to occur.

Director Compensation

Under the Company’s compensation policy for non-employee directors, each non-employee director receives an annual retainer of $20,000 plus a fee of $1,500 for each Board and committee meeting attended by the director (whether the meeting is in person or by conference telephone). The non-executive Chairman of the Board of Directors receives an additional annual retainer of $40,000. Currently, each member of a standing Board committee receives an annual retainer of $2,500, and each chairman of a standing Board committee receives an annual retainer of $7,500, except that the chairman of the Audit Committee receives an annual retainer of $10,000. During 2007, the Board increased the annual retainer of the chairman of the Strategic Action Committee to $70,500 for one year to reflect the additional responsibilities of the chairman in connection with the Company’s strategic alternatives process. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Under the Company’s 2007 Plan, each non-employee director may elect to be paid his or her annual retainers, in whole or in part, in shares of Common Stock in lieu of cash, and each non-employee director is eligible to receive an option to purchase shares of Common Stock upon his or her initial election to the Board and each reelection to the Board at any meeting of stockholders. The number of shares of Common Stock underlying such options is determined by the Board of Directors at the time of grant in its sole discretion. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become exercisable quarterly over a 12 month period after the date of grant, and the options expire seven years after the date of grant. To the extent that options are exercisable on the date that a director’s service on the board terminates, they will remain exercisable for 12 months after such termination, but in no event later than the original option expiration date. In May 2007, the Company granted options to purchase 20,000 shares of Common Stock to each of its non-employee directors, except the Chairman of the Board who received an option to purchase 40,000 shares of Common Stock.

The following table sets forth compensation actually paid, earned or accrued during 2007 by the Company’s directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Jason Aryeh	$64,500	—	$73,400	$137,900
David L. Castaldi	$73,000	—	$73,400	$146,400
Geoffrey F. Cox, Ph.D.	$90,000	—	$146,800	$236,800
Peter B. Davis	$53,000	$20,000	$73,400	$146,400
Richard A. Harvey, Jr.	$85,500	—	$73,400	$158,900
Linda Jenckes	$66,000	—	$73,400	$139,400
Timothy P. Lynch	$116,500	$20,000	$73,400	$209,900
Stephen G. Sudovar	$74,000	—	$73,400	$147,400

(1)	Represents shares of Common Stock issued to the director in accordance with the terms of the 2007 Omnibus Equity and Incentive Plan, which permits each non-employee director to elect to be paid his or her annual retainers, in whole or in part, in shares of Common Stock in lieu of cash. Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, also the grant date fair value of each award, computed in accordance with SFAS No. 123R.

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 29, 2007, also the grant date fair value of each award, computed in accordance with SFAS No. 123R excluding the impact of estimated forfeitures related to service-based vesting conditions. As of December 29, 2007, Messrs. Aryeh, Davis and Lynch each held options to purchase 38,000 shares of Common Stock, Messrs. Castaldi, Harvey and Sudovar and Ms. Jenckes each held options to purchase 61,500 shares of Common Stock and Dr. Cox held options to purchase 81,500 shares of Common Stock.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Committee is composed of three directors, each of whom is independent as defined in the Nasdaq Marketplace Rules. The Committee operates under a written charter amended and approved by the Board of Directors in February 2007. A copy of this charter is available on the Company’s website at http://www.nabi.com. David Castaldi, Peter Davis and Timothy P. Lynch have each been designated by the Board of Directors as an audit committee financial expert, as defined under the federal securities laws.

Management is responsible for the Company’s financial statements and financial reporting process, including the Company’s internal controls. The Company’s principal independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board and issuing reports thereon. Although the Audit Committee is responsible for overseeing these processes, it does not prepare or audit the Company’s financial statements and audit controls or certify that they are complete or accurate or design or audit internal control over financial reporting.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 29, 2007, with management and Ernst & Young LLP. The Audit Committee met with Ernst & Young LLP without management present on seven occasions in 2007, and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, which includes, among other items, matters relating to the conduct of an audit of financial statements. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm for the current fiscal year. The Audit Committee or its chairman pre-approves auditing and non-audit services (except de minimis non-audit services and auditing services within the scope of an approved engagement of the auditor) provided to the Company by Ernst & Young LLP. There were no non-de minimis non-audit services or auditing services provided to the Company in 2007 that were not approved by the Audit Committee or its chairman.

The Audit Committee has adopted procedures to investigate and resolve any complaints received by the Company concerning accounting, internal accounting controls, or auditing matters or theft or fraud, including any claim of retaliation for providing information to or otherwise assisting the Audit Committee. Any submissions by the Company’s employees are received and maintained in a manner that assures confidentiality without compromising the submitter’s anonymity, if so requested by the submitter.

In early 2008, the Audit Committee approved a revised, written Internal Audit Charter for the Company’s internal audit function. The Audit Committee is responsible for reviewing the scope and results of the internal audit function, including its charter, organization and plans.

Respectfully submitted by,
The Audit Committee David L. Castaldi, Chairman Peter B. Davis Timothy P. Lynch

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the 2008 fiscal year, subject to the ratification of the engagement by the Company’s stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Ernst & Young LLP for the Company’s fiscal year ending December 27, 2008. Ernst & Young LLP served as the Company’s principal independent registered public accounting firm for the fiscal year ended December 29, 2007. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

Under the Company’s by-laws, the affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the ratification of the engagement of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the 2008 fiscal year. Abstentions and broker non-votes will have no effect on this proposal.

Additional Audit Information

The following table sets forth the aggregate fees and expenses billed by Ernst & Young LLP for each of the Company’s last two fiscal years.

	2007		2006*
Audit Fees	$1,245,958	(1)	$1,594,732	(1)
Audit-Related Fees	77,339	(2)	36,795	(2)
All Other Fees	0		2,915

Total Fees	$1,323,297		$1,634,442

*	Amounts adjusted to reflect actual billings for the audit of the Company’s financial statements for the 2007 fiscal year and subscription to accounting research tool.

(1)	Includes fees and expenses billed in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses billed for employee benefit plan audits.

The Audit Committee or its Chairman pre-approves all auditing and non-audit services (except de minimis non-audit services and auditing services within the scope of an approved engagement of the auditor) provided to the Company by the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2008 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 31, 2008 (unless otherwise noted) as to the Common Stock beneficially owned by (i) all directors and nominees, (ii) each Named Executive Officer, (iii) current directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock. Unless otherwise noted, this information has been provided by the persons named in the table.

Name of Beneficial Owner	Amount of Beneficial Ownership (1)		Percent of Class
Directors and Nominees
Jason M. Aryeh	1,288,650	(2)	2.49%
David L. Castaldi	117,639	(3)	*
Geoffrey F. Cox, Ph.D.	105,271	(4)	*
Peter Davis	45,814	(5)	*
Richard A. Harvey, Jr.	92,496	(6)	*
Linda Jenckes	83,247	(7)	*
Timothy P. Lynch	38,000	(8)	*
Stephen G. Sudovar	69,862	(9)	*

Named Executive Officers
Raafat E.F. Fahim, Ph.D.	452,936	(10)	*
Jordan I. Siegel	148,157	(11)	*
Leslie Hudson, Ph.D.	122,825	(12)	*
Thomas H. McLain	1,033,131	(13)	1.95%
Henrik S. Rasmussen, M.D., Ph.D.	264,640		*

Current directors and executive officers as a group (11 persons)	2,416,740	(14)	4.46%

5% Beneficial Owners
David M. Knott and Dorset Management Corporation 485 Underhill Boulevard, Suite 205 Syosset, New York 11791-3419	5,914,800	(15)	11.41%
DellaCamera Capital Master Fund, Ltd 200 Park Avenue, Suite 3300 New York, NY 10166	3,358,838	(16)	6.48%
Third Point LLC 390 Park Avenue, 18th Floor New York, NY 10022	6,890,000	(17)	13.30%
Harvest Management, L.L.C. 600 Madison Avenue, 11th Floor New York, NY 10022	2,206,870	(18)	5.03%

*	Less than 1%.

(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power. No director or named executive officer has pledged any of his or her Common Stock as security.

(2)	Consists of (i) 1,232,650 shares of Common Stock that may be deemed to be beneficially owned by Mr. Aryeh through his relationship with JALAA Equities, LP, JLV Investments, LP, the Jason Aryeh Trust, the Jason Aryeh 2003 Family Trust, the Jason Aryeh IRA, and Ann Schroeder, as to which Mr. Aryeh disclaims beneficial ownership, except to the extent of any indirect pecuniary interest he may have therein and (ii) 38,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(3)	Consists of (i) 49,189 shares of Common Stock owned by Mr. Castaldi, (ii) 6,950 shares of Common Stock owned by Mr. Castaldi’s wife and daughters, as to which Mr. Castaldi disclaims beneficial ownership and (iii) 61,500 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(4)	Consists of (i) 3,395 shares of Common Stock held jointly by Dr. Cox and his wife, (ii) 20,376 shares of Common Stock owned solely by Dr. Cox and (iii) 81,500 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(5)	Consists of (i) 7,814 shares of Common Stock owned by the Davis Family Trust dated 8/29/96, of which Mr. Davis is a Trustee, and (ii) 38,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(6)	Consists of (i) 30,996 shares of Common Stock owned by jointly by Mr. Harvey and his wife and (ii) 61,500 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(7)	Consists of (i) 21,747 shares of Common Stock owned by Ms. Jenckes and (ii) 61,500 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(8)	Consists of 38,000 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(9)	Consists of (i) 8,362 shares of Common Stock owned by Mr. Sudovar and (ii) 61,500 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(10)	Consists of (i) 92,308 shares of Common Stock owned by Dr. Fahim, (ii) 5,000 shares held jointly with Dr. Fahim’s spouse (ii) 88,192 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed and (iii) 273,759 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 30, 2008.

(11)	Consists of (i) 18,157 shares of Common Stock owned by Mr. Siegel and (ii) 130,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(12)	Consists of (i) 75,759 shares of Common Stock owned by Dr. Hudson and (ii) 43,066 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(13)	Consists of (i) 98,675 shares of Common Stock jointly owned by Mr. McLain and his wife, (ii) 63,272 shares of Common Stock owned by the Company’s 401(k) Plan, (iii) 240 shares of Common Stock owned by Mr. McLain’s children, as to which Mr. McLain disclaims beneficial ownership and (iv) 870,944 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(14)	See notes 2 through 12.

(15)	The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 14, 2007 by David M. Knott and Dorset Management Corporation, which share sole voting and investment power.

(16)	The information in the table and this note is derived from an amendment to a Schedule 13D filed with the SEC on February 28, 2008 by DellaCamera Capital Master Fund, Ltd., DellaCamera Capital Fund, Ltd., DellaCamera Capital Management, LLC, Ralph DellaCamera, Jr., Andrew Kurtz and Vincent Spinnato, which share the power to vote and dispose of the shares of Common Stock.

(17)	The information in the table and this note is derived from an amendment to a Schedule 13D filed with the SEC on May 11, 2007 by Third Point LLC which holds voting and investment power over 6,890,000 shares of Common Stock.

(18)	The information in the table and this note is derived from an amendment to a Schedule 13G filed with the SEC on February 14, 2008 by Harvest Management, L.L.C., James Morgan Rutman, Nathaniel Bohrer and Marjorie Gochberg Kellner, which share the power to vote and dispose of the shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Under the federal securities laws, the deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting is December 8, 2008. Under the Company’s by-laws, notice of a stockholder proposal is considered untimely unless it is delivered to or mailed and received at the principal executive offices of the Company not later than 90 days before the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day after such notice of the meeting date was mailed or such prior public disclosure was made.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each stockholder entitled to vote at the Annual Meeting, on the written request of such stockholder, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2007, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission. Written requests must be directed to Greg Fries, Vice President, Investor Relations, Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852. The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at http://www.nabi.com.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address and the Company may deliver only one proxy statement or annual report to multiple security holders sharing an address unless the Company has received contrary instructions from one or more security holders. The Company will promptly deliver a separate copy of this proxy statement to any such beneficial owner that requests a separate copy by sending a request to Nabi Biopharmaceuticals, 12276 Wilkins Avenue, Rockville, Maryland 20852, Attention: Corporate Secretary or by calling 301-770-3099. Beneficial owners who share an address and receive multiple copies of the Company’s annual report and proxy statements may request one copy of each document by contacting the Company in the manner described above.

OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. However, if any such matter is presented for action, your proxy will confer discretionary authority to vote on the matter if the Company did not receive timely notice of the matter in accordance with the Company’s by-laws.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers, and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees, and fiduciaries for reasonable expenses incurred by them in connection therewith.

By Order of the Board of Directors,

Constantine Alexander
Secretary

April 7, 2008

12276 Wilkins Avenue Rockville, Maryland 20852

You have the option of voting using any of the following methods:

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by NABI Biopharmaceuticals in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NABI Biopharmaceuticals, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NBIOP1         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Nabi Biopharmaceuticals
THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

Vote on Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1. For the election of all nominees listed below (except as indicated):	☐	☐	☐	_____________________________________
01) Jason M. Aryeh
02) David L. Castaldi
03) Geoffrey F. Cox, Ph.D.
04) Peter B. Davis
05) Raafat E.F. Fahim
06) Richard A. Harvey, Jr.
07) Leslie Hudson, Ph.D.
08) Linda Jenckes
09) Timothy P. Lynch
10) Stephen G. Sudovar

Vote on Proposal	For	Against	Abstain
2. For the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 27, 2008.	☐	☐	☐

Please be sure to sign and date this Proxy. In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

____________________________________________				_______________________________
Signature [PLEASE SIGN WITHIN BOX] Date				Signature (Joint Owners) Date

REVOCABLE PROXY

Nabi Biopharmaceuticals

12276 Wilkins Avenue, Rockville, Maryland 20852

Annual Meeting of Stockholders to be held on May 7, 2008

This Proxy is Solicited on Behalf of the Board of Directors, which Recommends

Approval of the Proposals Contained Herein

The undersigned hereby appoint(s) Darlene Flaim and Paul Kessler, M.D., and each of them, as Proxies of the undersigned, with full power of substitution, to vote, as designated herein, all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Nabi Biopharmaceuticals, to be held on Wednesday, May 7, 2008 at 10:00 A.M. at The Bethesda Marriott Hotel, 5151 Pooks Hill Road, Bethesda, Maryland, and all adjournments thereof (the “Meeting”). The undersigned acknowledge(s) receipt of the Company’s Proxy Statement. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such matters, other than the business set forth herein, as may properly come before the Meeting for which the Company did not receive timely notice of the matter in accordance with the Company’s by-laws; (ii) with respect to the election of directors in the event that any of the nominees is unable to serve or for good cause will not serve; and (iii) with respect to such other matters upon which discretionary authority may be conferred. If shares of the Company’s Common Stock are issued to or held for the account of the undersigned under any of the Company’s employee benefit plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby direct(s) the respective fiduciary of each applicable Voting Plan to vote all shares of the Company’s Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein at the Meeting on all matters properly coming before the Meeting, including but not limited to the matters set forth on the reverse side.